Exhibit 10.1

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

June 18, 2026

Eric Hyllengren

Dear Eric:

On behalf of Tenaya Therapeutics, Inc. (“Tenaya” or the “Company”), I am pleased to invite you to join the Company as Chief Financial Officer, reporting to the Company’s Chief Executive Officer. Your primary work location will be Thousand Oaks, California. In this position, you will be an integral member of the Tenaya team and contribute to building a great company. We look forward to the possibility of your joining our Company.

Below are details of the compensation and benefits program we are offering as part of your employment with Tenaya, as well as other terms of your employment. Should you have questions regarding any part of this offer, or wish to receive additional details, please let us know.

Your annual salary will be $490,000.00, less payroll deductions and all required withholdings, paid biweekly over the calendar year.

In this position you will also be eligible to earn an annual discretionary bonus with a target amount equal to 40% of your base salary. The amount of this bonus will be determined in the sole discretion of the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) and based, in part, on your performance and the performance of the Company during the calendar year as well as any other criteria that the Board or the Compensation Committee deems relevant. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. Any bonus for the calendar year in which your employment begins will be prorated, based on the number of days you are employed by the Company. You must be employed by September 30th of the year in order to be eligible for the bonus for that calendar year.

In connection with your employment, you shall be eligible to participate in employee benefits available to full-time regular employees, subject to the terms and conditions of such benefit plans, including but not limited to, medical, dental and vision plans, life, AD&D, and long-term disability insurance plans, 401(k) retirement plan, flexible spending accounts and an employee assistance plan. The Company may change compensation and benefits from time to time in its discretion.

An important component of your compensation includes the opportunity for ownership in the Company. As an inducement to your joining Tenaya as an employee, subject to approval by the Company’s Board or the Compensation Committee, the Company anticipates granting you an option to purchase 1,650,000 shares of the Company’s common stock (with such number subject to

Eric Hyllengren – 1 – Offer Letter

Exhibit 10.1

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

equitable adjustment for any Company stock split or similar Company capitalization event) at an exercise price per share equal to the fair market value of a share of the Company’s common stock, as determined by the Board or the Compensation Committee as of the date of the grant (the “Option”). The Option will vest as follows: 25% of the shares subject to the Option will vest on the one year anniversary of the vesting commencement date (which will be your start date) and 1/48th of the shares subject to the Option will vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to you continuing to be a service provider of the Company through each such date. The Option will be subject to the terms and conditions of the Company’s then-current equity incentive plan and your grant agreement on a form approved by the Board or the Compensation Committee.

Subject to approval by the Compensation Committee and/or Board of Directors, you will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) at the Tier 2 level of benefits. Your participation in the Severance Plan will be subject to all terms and conditions of the Severance Plan and the related participation agreement that will be provided to you. Additional information regarding the Severance Plan will be provided to you following your start date.

As a condition of your employment, you agree to and must abide by the Company’s policies. You also agree to read, sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Proprietary Information Agreement”), which is enclosed.

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer and employment are subject to proof of your legal right to work in the United States, and your completing Verification Form I-9 and providing appropriate documentation within three (3) days of your start date. Further, the Company reserves the right to conduct background investigations, employment verifications, reference checks and/or additional checks appropriate to your role. Your offer and employment, therefore, are contingent upon satisfactory results and/or clearance of such items, if any. Any intentional misrepresentation or omission concerning your employment history

Eric Hyllengren – 2 – Offer Letter

Exhibit 10.1

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

may result in actions up to and including revocation of this offer or termination of your employment at the Company.

Your employment relationship is at-will and this at-will relationship cannot be changed except in writing signed by both you and the CEO. Accordingly, you may terminate your employment with the Company at any time with or without cause or advance notice. Likewise, the Company may terminate your employment at any time and for any reason. Except as to the at-will nature of your employment, the Company retains the discretion to modify the terms and conditions of your employment at any time.

You agree that any dispute regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis on behalf of other employees. You and the Company agree to bring any dispute in arbitration before JAMS, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This Agreement shall be construed and interpreted in accordance with the laws of the State of California and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of our agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this letter) other than by a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement no later than 5:00 pm, June 22, 2026. If you do not return these signed documents by this deadline, the Company’s offer will expire. If you accept

Eric Hyllengren – 3 – Offer Letter

Exhibit 10.1

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

our offer, your start date with us will be Monday, July 13, 2026, or on a date agreed upon by you and Tenaya Management.

Tenaya is an ambitious undertaking, and we fully anticipate the Company to become a leader in innovating, developing, and commercializing therapies in heart failure. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills, and drive. We look forward to your acceptance and to a productive and enjoyable working relationship.

Sincerely,

/s/ Jennifer Drimmer Rokovich

Jennifer Drimmer Rokovich, J.D.

General Counsel and Secretary

171 Oyster Point Boulevard, Suite 500

South San Francisco, CA 94080

Understood and Accepted:

/s/ Eric Hyllengren 18-Jun-26

Eric Hyllengren Date

Enclosed: Employee Confidential Information and Inventions Assignment Agreement

Eric Hyllengren – 4 – Offer Letter